  As filed with the Securities and Exchange Commission on September 1, 2000.
                                                Registration No. 333-33604
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                          --------------------------

                                AMENDMENT NO. 1
                                      TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                          --------------------------


                           iGATE CAPITAL CORPORATION
            (Exact name of registrant as specified in its charter)

          Pennsylvania                                         25-1802235
(State or other jurisdiction of                             (I.R.S. Employer
        incorporation or                                   Identification No.)
         organization)
                                1004 McKee Road
                          Oakdale, Pennsylvania 15071
                                 412-787-2100
              (Address, including ZIP code, and telephone number,
       including area code, of Registrant's principal executive offices)

                                Sunil Wadhwani
                    Co-Chairman and Chief Executive Officer
                           iGate Capital Corporation
                                1004 McKee Road
                         Oakdale, Pennsylvania  15071
                                 412-787-2100
           (Name, address, including ZIP code, and telephone number,
                  including area code, of agent for service)

                                  Copies to:

                             Marlee S. Myers, Esq.
                          Morgan, Lewis & Bockius LLP
               One Oxford Centre, 301 Grant Street, 32/nd/ Floor
                      Pittsburgh, Pennsylvania 15219-1410
                                 412-560-3300
                               FAX 412-560-3399

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]



The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

                               1,386,962 Shares

                           iGATE CAPITAL CORPORATION

                                 Common Stock

                          (par value $.01 per share)


     This prospectus relates to the public offering of 1,386,962 shares of Common Stock by one of our current shareholders who is named in this prospectus and by such shareholder's pledgees, donees, transferees or other successors in interest that receive such shares as a gift or other non-sale related transfer (the "Selling Shareholders").

   The prices at which the Selling Shareholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. iGate will not receive any of the proceeds from the sale of the shares.

   iGate's Common Stock is quoted on The Nasdaq National Market under the symbol "IGTE." The last reported sale price of the Common Stock on The Nasdaq National Market on August 30, 2000 was $7.06 per share.

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE THE SECTION ENTITLED RISK FACTORS BEGINNING ON PAGE 3 FOR CERTAIN RISKS AND UNCERTAINTIES YOU SHOULD CONSIDER.


         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
              OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                 ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                        REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.

                                ______________

             The date of this prospectus is September  , 2000
                                                     --

                WHERE YOU CAN FIND MORE INFORMATION ABOUT iGATE


          We file annual, quarterly and special reports, proxy statements and other information with the Securities Exchange Commission (the "SEC"). You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. In addition, reports, proxy statements, registration statements and certain other filings made with the SEC through its Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system are publicly available through the SEC's site on the Internet's World Wide Web, located at http://www.sec.gov. The registration statement of which this prospectus forms a part, including all exhibits thereto and amendments thereof, has been filed with the SEC through EDGAR. Our Common Stock is traded on The Nasdaq National Market and, as such, reports and other information concerning iGate can also be inspected at the offices of the National Association of Securities Dealers, Inc., in Washington, D.C.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

          The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), until this offering is completed.



          - Annual Report on Form 10-K, for the year ended December 31, 1999, filed March 30, 2000, as amended by the Annual Report on Form 10-K/A filed May 1, 2000 ;

          -  Current Report on Form 8-K filed March 9, 2000;

          -  Current Report on Form 8-K filed March 13, 2000;

          - Quarterly Report on Form 10-Q, for the fiscal quarter ended March 31, 2000, filed May 15, 2000, as amended by Quarterly Report on Form 10-Q/A filed May 25, 2000;

          - Quarterly Report on Form 10-Q, for the fiscal quarter ended June 30, 2000, filed August 14, 2000, as amended by Quarterly Report on Form 10-Q/A filed August 15, 2000.

          -  The description of the Common Stock, which is registered under
             Section 12 of the Exchange Act, contained in our registration statement on Form 8-A, filed on November 19, 1996, including any amendments or reports filed for the purpose of updating such description.

          You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

               Bruce Haney
               Chief Financial Officer
               iGate Capital Corporation
               1004 McKee Road
               Oakdale, Pennsylvania  15071
               412-787-2100

          Our Internet addresses are http://www.mastech.com and http://www.igatecapital.com.

                                       2.

                                  THE COMPANY

          iGate's principal executive offices are located at 1004 McKee Road, Oakdale, Pennsylvania 15071. iGate's telephone number is (412) 787-2100.


                                 RISK FACTORS

          You should carefully consider the following factors, in addition to the other information contained in this prospectus or in other documents filed by us with the SEC, before making an investment decision. The occurrence of any of these risks could have a material adverse effect on our business or operating results, causing actual results to differ materially from those expressed in forward-looking statements made by us in any written or oral reports or presentations. These factors are intended to serve as meaningful cautionary statements within the meaning of the Private Securities Litigation Reform Act of 1995. The risks and uncertainties described below are not the only ones facing iGate. If any of the following risks actually occur, our business, financial condition and results of operations could suffer. In this case, the market price of our common stock could decline, and you may suffer a loss on your investment in our common stock.



Our New Business Model is Unproven

          We have significantly reorganized our business, and there is no guarantee that this reorganization will be successful. We have adopted this new business model based on the belief that decentralizing our business among specialized operating subsidiaries and other companies in which we have equity interests (collectively, the "iGate Companies") will enable us to be more responsive to the evolving IT and eServices markets. The success of our new business model depends in part on the ability of the iGate Companies to work collaboratively, share information and leverage their collective resources to optimize strategic opportunities. We cannot be certain that this reorganization will improve our performance, and it is possible that the reorganization will detract from our performance. In addition, if we cannot convince potential strategic partners and acquisitions of the value of our business model, our ability to acquire new companies and businesses may be adversely affected and our strategy for continued growth may not succeed.

Variability of Quarterly Operating Results

          The revenues and operating results of many of the iGate Companies are subject to significant variation from quarter to quarter depending on a number of factors, including the timing and number of client projects commenced and completed during the quarter, the number of working days in a quarter, employee hiring, attrition and utilization rates and the mix of time-and-materials projects versus fixed-price projects during the quarter. Certain of the iGate Companies recognize revenues on time-and-materials projects as the services are performed, while revenues on fixed-price projects are recognized using the percentage of completion method. Although fixed-price projects have not contributed significantly to revenues and profitability to date, operating results may be adversely affected in the future by cost overruns on fixed-price projects. Because a high percentage of the expenses of many of the iGate Companies are relatively fixed, variations in revenues may cause significant variations in operating results. Additionally, the iGate Companies periodically incur cost increases due to both the hiring of new employees and strategic investments in infrastructure in anticipation of future opportunities for revenue growth.

Recruitment and Retention of IT and eServices Professionals

          Our business involves the delivery of professional services and is labor-intensive. Our success depends upon our ability to attract, develop, motivate and retain highly skilled IT and eServices professionals and project managers who possess the technical skills and experience necessary to deliver our services. Qualified IT and eServices professionals are in great demand worldwide and are likely to remain a limited resource for the foreseeable future. There can be no assurance that qualified IT and eServices professionals will continue to be available to us in sufficient numbers, or that we will be successful in retaining current or future employees. Failure to attract or retain qualified IT and eServices professionals in sufficient numbers could have a material adverse effect on our business, operating results and financial condition. Historically, we have done most of our recruiting

                                       3.

outside of the countries where the client is performed. Accordingly, any perception among our IT and eServices professionals, whether or not well founded, that our ability to assist them in obtaining temporary work visas and permanent residency status has been diminished, could lead to significant employee attrition.

Government Regulation of Immigration

          We recruit IT and eServices professionals on a global basis and, must comply with the immigration laws in the countries in which we operate, particularly the United States. As of March 31, 2000, approximately 35% of our worldwide workforce were working under H-1B temporary work permits in the United States. Statutory law limits the number of new H-1B petitions that may be approved in a fiscal year. On October 22, 1998, the "American Competitiveness and Workforce Improvement Act" was signed into law. The H-1B annual quota for fiscal year 2000 is 115,000, and the quota for fiscal year 2001 will be 107,500. If we are unable to obtain H-1B visas for our employees in sufficient quantities or at a sufficient rate for a significant period of time, our business, operating results and financial condition could be adversely affected.



Increasing Significance of Non-U.S. Operations and Risks of International Operations

          Our international consulting and offshore software development depend greatly upon business, immigration and technology transfer laws in those countries, and upon the continued development of technology infrastructure. There can be no assurance that our international operations will be profitable or support our growth strategy. The risks inherent in our international business activities include:

     .    unexpected changes in regulatory environments;
     .    foreign currency fluctuations;
     .    tariffs and other trade barriers;
     .    difficulties in managing international operations; and
     . potential foreign tax consequences, including repatriation of earnings and the burden of complying with a wide variety of foreign laws and regulations.

          Our failure to manage growth, attract and retain personnel, manage major development efforts, profitably deliver services, or a significant interruption of our ability to transmit data via satellite, could have a material adverse impact on our ability to successfully maintain and develop our international operations and could have a material adverse effect on our business, operating results and financial condition.

Exposure to Regulatory and General Economic Conditions in India

          Our subsidiary Mascot Systems Ltd. ("Mascot") utilizes an offshore software development center based in Bangalore with additional offices in Pune and Chennai, India. Mascot also operates recruiting and training centers in India. The Indian government exerts significant influence over its economy. In the recent past, the Indian government has provided significant tax incentives and relaxed certain regulatory restrictions in order to encourage foreign investment in certain sectors of the economy, including the technology industry. Certain of these benefits that directly affect us include, among others, tax holidays (temporary exemptions from taxation on operating income), liberalized import and export duties and preferential rules on foreign investment and repatriation. To be eligible for certain of these tax benefits, we must continue to meet certain conditions. A failure to meet such conditions in the future could result in the cancellation of the benefits. There can be no assurance that such tax benefits will be continued in the future at their current levels. Changes in the business or regulatory climate of India could have a material adverse effect on our business, operating results and financial condition.

                                       4.

          Although wage costs in India are significantly lower than in the U.S. and elsewhere for comparably skilled IT and eServices professionals, wages in India are increasing at a faster rate than in the U.S. In the past, India has experienced significant inflation and shortages of foreign exchange, and has been subject to civil unrest and acts of terrorism. Changes in inflation, interest rates, taxation or other social, political, economic or diplomatic developments affecting India in the future could have a material adverse effect on our business, operating results and financial condition.


Risks Associated with Covenants in Certain Financing Instruments

          Our credit facility under the Credit Agreement dated as of August 1, 2000 with the financial institutions party thereto and PNC Bank, National Association, as agent and swing loan lender and issuing bank ("PNC"), and our loan from GE Capital under the the Note Purchase Agreement dated July 22, 1999, amended as of August 1, 2000, contain financial covenants that require us to meet certain ratios and financial criteria on a rolling quarterly basis. If we fail to comply with such financial covenants or other restrictive covenants set forth in the agreements, each of PNC Bank and GE Capital will have the option of making the full amount of our outstanding debt under these instruments immediately due and payable; and, with respect to the GE Note, in the event of a payment default and other specified events GE Capital will have the option of converting any amounts we owe to GE Capital into iGate Common Stock.

Intense Competition in the IT Services and eServices Industries

          The IT services and eServices industries are highly competitive and served by numerous national, regional and local firms, all of which are either our existing or potential competitors. Primary competitors include participants from a variety of market segments, including "Big Five" accounting firms, systems consulting and implementation firms, applications software firms, service groups of computer equipment companies, general management consulting firms and programming companies. Many of these competitors have substantially greater financial, technical and marketing resources and greater name recognition than we have. There are relatively few barriers to entry into our markets and we may face additional competition from new entrants into our markets. In addition, there is a risk that clients may elect to increase their internal resources to satisfy their applications solutions and eServices needs. Further, the IT services industry is undergoing consolidation, which may result in increasing pressure on margins. These factors may limit our ability to increase prices commensurate with increases in compensation. There can be no assurance that we will compete successfully with existing or new competitors in the IT services and eServices markets.


Risk that iGate Companies May Compete with Each Other

          iGate Companies may compete with each other for customers, talented employees and strategic relationships. In addition, iGate Capital Corporation may compete with the various iGate Companies for acquisition opportunities in the IT services and eServices industries. Such competition may make it more difficult or costly for iGate Capital Corporation or other iGate Companies to enter into strategic relationships, negotiate acquisitions or conduct business.


Risks Related to Inability to Acquire Additional Businesses

          An important component of our strategy for success is our plan to continue to expand our operations through the acquisition of, or investment in, additional businesses and companies. We may be unable to identify businesses that complement our strategy for growth, and even if we succeed in identifying a company with such a business, we may not be able to proceed to acquire the company, its relevant business or an interest in the company for many reasons, including:

                                       5.

     .    a failure to agree on the terms of the acquisition or investment;
     . incompatibility between iGate Capital and the management of the company which we wish to acquire or in which we wish to invest;
     . competition from other potential acquirers (including publicly-traded Internet companies, venture capital companies and large corporations, many of which have greater financial resources and brand name recognition than we do);
     .    a lack of capital to make the acquisition or investment; and
     .    the unwillingness of the company to partner with us.

          If we are unable to continue acquiring and investing in attractive businesses, our strategy for growth may not succeed.


Risks Related to Completed Acquisitions

          There can be no assurance that we will be able to profitably manage additional businesses or successfully integrate any acquired businesses without substantial expenses, delays or other operational or financial problems. Further, acquisitions may involve a number of special risks, including diversion of management's attention, failure to retain key acquired personnel, unanticipated events or circumstances and legal liabilities and amortization of acquired intangible assets, some or all of which could have a material adverse effect on our business, operating results and financial condition. Client satisfaction or performance problems at a single acquired firm could have a material adverse impact on our reputation as a whole. In addition, there can be no assurance that acquired businesses, if any, will achieve anticipated revenues and earnings. Our failure to manage our acquisition strategy successfully could have a material adverse effect on our business, operating results and financial condition.


Risks Associated with Capital Markets

          We currently hold, and plan to increase holdings of, significant interests in non-wholly owned companies and joint ventures. While we generally do not anticipate selling such interests, if we were to divest all or part of them, we might not receive maximum value for these positions. With respect to such entities with publicly traded stock, we may be unable to sell our interest at then-quoted market prices. Furthermore, for those entities that do not have publicly traded stock, the realizable value of our interest may ultimately prove to be lower than the carrying value currently reflected in our consolidated financial statements.


Concentration of Revenues; Risk of Termination

          We have in the past derived, and may in the future derive, a significant portion of our revenues from a relatively limited number of clients. Our five largest clients represented approximately 22%, 23% and 24% of revenues for the years ended December 31, 1999, 1998 and 1997, respectively. EDS accounted for approximately 11% of our revenues for each of the years ended December 31, 1998 and 1997. Most of our projects are terminable by the client without penalty. An unanticipated termination of a major project could result in the loss of substantial anticipated revenues and could require us to maintain or terminate a significant number of unassigned IT professionals, resulting in a higher number of unassigned IT professionals and/or significant termination expenses. The loss of any significant client or project could have a material adverse effect on our business, operating results and financial condition.

                                       6.

Rapid Technological Change; Dependence on New Solutions

          The IT services and eServices industries are characterized by rapid technological change, evolving industry standards, changing client preferences and new product introductions. Our success will depend in part on our ability to develop IT and eServices solutions that keep pace with industry developments. There can be no assurance that we will be successful in addressing these developments on a timely basis or that, if these developments are addressed, we will be successful in the marketplace. In addition, there can be no assurance that products or technologies developed by others will not render our services noncompetitive or obsolete. Our failure to address these developments could have a material adverse effect on our business, operating results and financial condition.

          A significant number of organizations are attempting to migrate business applications from a mainframe environment to advanced technologies. As a result, our ability to remain competitive will be dependent on several factors, including our ability to help existing employees maintain or develop mainframe skills and to train and hire employees with skills in advanced technologies. Our failure to hire, train and retain employees with such skills could have a material adverse impact on our business. Our ability to remain competitive will also be dependent on our ability to design and implement, in a timely and cost-effective manner, effective transition strategies for clients moving from legacy systems to advanced architectures. Our failure to design and implement such transition strategies in a timely and cost-effective manner could have a material adverse effect on our business, operating results and financial condition.


Dependence on Principals

          Our success is highly dependent on the efforts and abilities of Sunil Wadhwani and Ashok Trivedi, the Co-Chairman and Chief Executive Officer of iGate Capital Corporation and the Co-Chairman and President of iGate Capital Corporation, respectively. Although Messrs. Wadhwani and Trivedi have entered into employment agreements containing noncompetition, nondisclosure and nonsolicitation covenants, these contracts do not guarantee that they will continue their employment with us or that such covenants will be enforceable. The loss of the services of either of these key executives for any reason could have a material adverse effect on our business, operating results and financial condition.


Risk of Preferred Vendor Contracts

          We are party to several "preferred vendor" contracts and we are seeking additional similar contracts in order to obtain new or additional business from large or medium-sized clients. Clients enter into these contracts to reduce the number of vendors and obtain better pricing in return for a potential increase in the volume of business to the preferred vendor. While these contracts are expected to generate higher volumes, they generally result in lower margins. Although we attempt to lower costs to maintain margins, there can be no assurance that we will be able to sustain margins on such contracts. In addition, the failure to be designated a preferred vendor, or the loss of such status, may preclude us from providing services to existing or potential clients, except as a subcontractor, which could have a material adverse effect on our business, operating results and financial condition.


Risks Associated with Intellectual Property Rights

          Our success depends in part upon certain methodologies and tools we use in designing, developing and implementing applications systems and other proprietary intellectual property rights. We rely upon a combination of nondisclosure and other contractual arrangements and trade secret, copyright and trademark laws to protect our proprietary rights and the proprietary rights of third parties from whom we license intellectual property. We enter into confidentiality agreements with our employees and limit distribution of proprietary information. There can be no assurance that the steps we take in this regard will be adequate to deter misappropriation of proprietary information or that we will be able to detect unauthorized use and take appropriate steps to enforce our intellectual property rights.

                                       7.

          Although we believe that our services do not infringe on the intellectual property rights of others and that we have all rights necessary to utilize the intellectual property employed in our business, we are subject to the risk of litigation alleging infringement of third-party intellectual property rights. Any claims, whether or not meritorious, could:

 .    be expensive and time-consuming to defend;
 .    cause significant and material product shipment and installation delays;
 .    divert management's attention and resources; and/or
 .    require us to enter into royalty or licensing arrangements, which may not be available on acceptable terms, or may not be available at all.

          A successful claim of product infringement against us or our failure or inability to license the infringed or similar technology could have a material adverse effect on our business, financial condition and results of operations.


Fixed-Price Projects

          We undertake certain projects billed on a fixed-price basis, which is distinguishable from our principal method of billing on a time-and-materials basis. Failure to complete such projects within budget would expose us to risks associated with cost overruns, which could have a material adverse effect on our business, operating results and financial condition.


Potential Liability to Clients

          Many of our engagements involve projects that are critical to the operations of our clients' businesses and provide benefits that may be difficult to quantify. Although we attempt to contractually limit our liability for damages arising from errors, mistakes, omissions or negligent acts in rendering our services, there can be no assurance that our attempts to limit liability will be successful. Our failure or inability to meet a clients' expectations in the performance of our services could result in a material adverse change to the client's operations and therefore could give rise to claims against us or damage our reputation, adversely affecting our business, operating results and financial condition.


                                USE OF PROCEEDS

          We will not receive any proceeds from the sale of any of the Shares offered hereby.


                             SELLING SHAREHOLDERS

          As used in the prospectus, the term "Selling Shareholders" includes GE Capital and its pledgees, donees, assignees, transferees and distributees.


          On July 22, 1999, we issued and sold a convertible promissory note in the original aggregate principal amount of $30,000,000 (the "Note") to GE Capital Equity Investments, Inc. ("GE Capital") under a Note Purchase Agreement dated as of July 22, 1999. On August 10, 2000, the Note Purchase Agreement and the Note were amended in connection with a refinancing of our principal credit facility and the principal amount of the Note was reduced to $20,000,000.

          The Note matures on July 22, 2004. The holder of the note may convert it into common stock in varying amounts based on whether the Company receives specified levels of revenues relating to the performance of information technology services for GE Capital, General Electric Company and certain of their affiliates. The holder also may convert up to 100% of the note prior to its maturity if a change of control of the Company or payment default occurs. The holder also may convert up to 100% of the note for other specified events
                                       8.

of default. The note is convertible into common stock at a price of $14.42 per share, subject to adjustment after the date of this prospectus as provided in the Note Purchase Agreement.

          If GE Capital converts the entire principal amount of the Note, it will acquire, and be able to resell with this prospectus, up to 1,386,962 shares of common stock subject to adjustment as provided in the Note Purchase Agreement.

          GE Capital, through its affiliate, General Electric Capital Corporation, is currently a party to a joint venture with an affiliate of the Company. The joint venture provides General Electric Capital Corporation and its affiliates with information technology services through personnel located outside of the United States. The terms of the joint venture require it to make annual distributions of available cash to General Electric Capital Corporation and an affiliate of the Company based on the percentage interest of each in the joint venture. No estimate can be given as to the amount of shares that will be held by the selling shareholder after completion of this offering because the selling shareholder may offer all or some of the shares and because there currently are not agreements, arrangements or understandings with respect to the sale of any of the shares. The shares offered by this prospectus may be offered by the selling shareholder named below.


                                                       Shares Which May
                                   Shares Owned        Be Offered Pursuant
          Selling Shareholder      Prior to Offering   to This Prospectus
          -------------------      -----------------   ------------------
          GE Capital Equity
          Investments, Inc.        1,386,962*          1,386,962*

          * Assumes conversion of the full principal amount of the Note at a price of $14.42 per share.


                             PLAN OF DISTRIBUTION

          The Shares covered by this prospectus may be sold by the Selling Shareholders from time to time in one or more transactions. Such sales may be made at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.




          The Shares may be sold by one or more, or a combination, of the following methods:

               (a) one or more block trades in which a broker or dealer so engaged will attempt to sell all or a portion of the Shares held by the Selling Shareholders as agent but may position and resell a portion of the block as principal to facilitate the transaction;

               (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

               (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

               (d)  in privately negotiated transactions.


          The Selling Shareholders may effect such transactions by selling Shares to or through broker-dealers, and such broker-dealers will receive compensation in negotiated amounts in the form of discounts, concessions, commissions or fees from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions). Such brokers or dealers or the participating brokers or dealers and the Selling Shareholders may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales, and any commissions received by such broker-dealers may be deemed to be underwriting compensation.

                                       9.

          In connection with distributions of the Shares or otherwise, the Selling Shareholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the Shares in the course of hedging the positions they assume with the Selling Shareholders. The Selling Shareholders may also sell Shares short and deliver the Shares to close out such short positions. The Selling Shareholders may also enter into option or other transactions with broker-dealers that require the delivery to the broker-dealer of the Shares, which the broker-dealer may resell pursuant to this prospectus.

          Because Selling Shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act , the Selling Shareholders will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 promulgated under the Securities Act, may be sold under Rule 144 rather than pursuant to this prospectus. GE Capital has advised iGate that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the Shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by Selling Shareholders.

          The Shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

          Each Selling Shareholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of Common Stock by the Selling Shareholders.

          iGate will make copies of this prospectus available to the Selling Shareholders and has informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the Shares. iGate assumes no obligation to so deliver copies of this prospectus or any related prospectus supplement.

          To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the Selling Shareholders may arrange for other broker-dealers to participate in the resales.

          Upon iGate being notified by a Selling Shareholder that any material arrangement has been entered into with a broker-dealer for the sale of Shares through a block trade, purchases by a broker or dealer as principal and resale by such broker or dealer for its account, a prospectus supplement will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Shareholder and of the participating broker-dealer(s); (ii) the number of Shares involved; (iii) the price at which such Shares were sold; (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable; (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and (vi) other facts material to the transaction.

          iGate will bear all costs, expenses and fees in connection with the registration of the Shares. The Selling Shareholders will bear all commissions and discounts, if any, attributable to the sales of the Shares. The Selling Shareholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

          Pursuant to a Registration Right Agreement between us and GE Capital, we have agreed to pay all the fees and expenses incident to the registration of the shares and the reasonable fees and expenses of counsel representing the Selling Shareholders. However, in the event of an underwritten offering in which the shares are registered, we have agreed to cover only those expenses of the Selling Shareholders that do not in the aggregate exceed $100,000. In addition, iGate has agreed to maintain the effectiveness of the registration statement until the earlier of (i) such time as all of the shares registered hereunder have been sold pursuant to this prospectus or (ii) the fourth anniversary of the issuance of the shares to the Selling Shareholders upon conversion of the Note. We have also agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act. In

                                      10.

addition, the selling shareholders have agreed to indemnify us against certain liabilities, including liabilities under the Securities Act.



                                    EXPERTS

          The consolidated balance sheets as of December 31, 1999 and 1998 and the consolidated statements of income, retained earnings, and cash flows for each of the three years in the period ended December 31, 1999 incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of such firm as experts in giving said reports.


          With respect to the unaudited interim financial information for the quarters ended March 31, 2000 and 1999 and June 30, 2000 and 1999, Arthur Andersen LLP has applied limited procedures in accordance with professional standards for a review of that information. However, their separate report thereon states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on that information should be restricted in light of the limited nature of the review procedures applied. In addition, the accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

                           VALIDITY OF COMMON STOCK

          The validity of the Shares will be passed upon for us by Morgan, Lewis & Bockius LLP, Pittsburgh, Pennsylvania.

                                      11.

================================================================================

     No person has been authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of iGate since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

                            1,386,962 Shares


                         iGate Capital Corporation




                             Common Stock
                         (par value $.01 per share)



            TABLE OF CONTENTS

Where You Can Find More Information.........     2
Incorporation of Certain Information
 by Reference...............................     2
The Company.................................     3
Risk Factors................................     3
Use of Proceeds.............................     8
The Selling Shareholders....................     8
Plan of Distribution........................     9
Experts.....................................    11
Validity of Common Stock....................    11

================================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution

     Following is an estimate of the costs and expenses, other than underwriting discounts and commissions, associated with the sale of Common Stock being registered hereby, all of which are to be payable by iGate:

  SEC registration fee...............................................................     $19,250
  Accounting fees and expenses.......................................................     $ 2,500
  Legal fees and expenses............................................................     $ 7,500
  Printing...........................................................................     $   750
  Miscellaneous......................................................................     $ 1,000

  Total..............................................................................     $31,000

Item 15.    Indemnification of Directors and Officers

     Subchapter D of Chapter 17 of the Pennsylvania Business Corporation Law ("PBCL") provides in general that a corporation may indemnify any person, including its directors, officers and employees, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (including actions by or in the right of the corporation) by reason of the fact that he or she is or was a representative of or serving at the request of the corporation, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action or proceeding if he or she is determined by the board or directors, or in certain circumstances by independent legal counsel or the shareholders, to have acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reason to believe his or her conduct was unlawful. In the case of actions by or in the right of the corporation, indemnification is not permitted in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the corporation except to the extent a court determines that the person is fairly and reasonably entitled to indemnification. In any case, to the extent that the person has been successful on the merits or otherwise in defense of any claim, issue or matter, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith. Subchapter D of Chapter 17 also provides that the indemnification permitted or required thereby is not exclusive of any other rights to which a person seeking indemnification may be entitled.

     Article 9 of our Second Amended and Restated Articles of Incorporation ("Articles") provides that we will indemnify and hold harmless to the full extent permitted by law each person who was or is made a party or is threatened to be made a party to or is otherwise involved in (as witness or otherwise) any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative and whether or not by or in the right of iGate or otherwise (hereinafter, a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the heir, executor or administrator, is or was a director or executive officer of iGate or is or was serving at the request of iGate as a director, officer or trustee of another corporation or of a partnership, joint venture, trust or other enterprise (including without limitation service with respect to employee benefit plans), or where the basis of such proceeding is any alleged action or failure to take any action by such person while acting in an official capacity as a director or executive officer of iGate, or in any other capacity on behalf of iGate while such person is or was serving as a director or executive officer of iGate, against all expenses, liability and loss, including but not limited to attorneys' fees, judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement (whether with or without court approval), actually and reasonably incurred or paid by such person in connection therewith. The right to indemnification is a contract right and includes the right to be paid by iGate the expenses incurred in defending any such proceeding (or part thereof) or in enforcing his or her rights to indemnification in advance of the final disposition thereof promptly after our receipt of a request therefor stating in reasonable detail the expenses incurred; provided, however, that to the extent required by law, the payment of such expenses incurred by a director or executive officer of iGate in advance of the final disposition of a proceeding shall be made only upon receipt of an undertaking, by or on behalf of such person, to repay all amounts so advanced if and to the extent it shall ultimately be determined by a court that he or she is not entitled to be indemnified by iGate.

     iGate has entered into employment agreements with Sunil Wadhwani and Ashok Trivedi, Co-Chairman and Chief Executive Officer and Co-Chairman and President, respectively, which entitle them to be indemnified in their capacities as directors, officers and controlling shareholders of iGate to the full extent not prohibited by law. We have also entered into a Shareholders Agreement with Messrs. Wadhwani and Trivedi pursuant to which iGate agrees to indemnify them against certain liabilities, including liabilities under the securities laws, that they may incur in connection with any offering effected pursuant to their registration rights under the Shareholders Agreement.

     Our Articles also provide, in accordance with Section 1713 of the PBCL, that a director of iGate shall not be personally liable for monetary damages as such for any action taken, or any failure to take any action, unless: (1) the director has breached or failed to perform the duties of his/her office under Subchapter B of Chapter 17 of the PBCL (relating to standard of conduct and justifiable reliance); and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. This limitation on the personal liability of directors of iGate does not apply to: (A) the responsibility or liability of a director pursuant to any criminal statute; or
(B) the liability of a director for the payment of taxes pursuant to local, state or federal law.

     We have purchased insurance insuring our directors and officers against certain liabilities that they might incur as directors or officers of iGate or of any other organization that they serve at our request, including certain liabilities under the Securities Act.

Item 16.  Exhibits

     The following is a complete list of Exhibits filed as part of this registration statement.

Exhibit No.                                                                     Reference           Page
----------                                                                      ---------           ----
   5.01        Opinion of Morgan, Lewis & Bockius LLP.                       Filed herewith          E-1

  10.01 Note Purchase Agreement, dated as of July 22, 1999 between iGate Capital Corporation and GE Capital
               Equity Investments, Inc. (incorporated by reference from Exhibit 4.1 to the Form 10-Q filed on November 15, 1999, File No. 000-21755)

  23.01        Consent of Arthur Andersen LLP.                               Filed herewith          E-2

  23.02        Consent of Morgan, Lewis & Bockius LLP

               (included in its opinion filed as Exhibit 5.01).

  24.01        Power of Attorney (included on the signature page).           Filed herewith

Item 17.  Undertakings

          (a)  The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement, or the most recent post-effective amendment thereof, which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                    (iii) To include any additional material information with
                          respect to the plan of distribution note previously disclosed in the registration statement or any material change to such information in the registration statement (provided, however, that paragraphs a(1)(i) and a(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or
                          Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement).

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To file a post-effective amendment to remove from registration any of the securities being registered that remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act, that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-3 and has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on August 31, 2000.


                              iGATE CAPITAL CORPORATION


                              By: /s/ Sunil Wadhwani
                                  ---------------------------------------------
                                  Co-Chairman and Chief Executive Officer



     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                                                     TITLE                                DATE
/s/ Sunil Wadhwani                             Co-Chairman, Chief Executive                  August 31, 2000
---------------------------------              Officer and Director (principal
Sunil Wadhwani                                 executive officer)

/s/ Bruce E. Haney                             Managing Director, Chief Financial            August 31, 2000
---------------------------------              Officer, Treasurer and Secretary
Bruce E. Haney

/s/ Neil M. Ebner                              Corporate Controller                          August 31, 2000
---------------------------------              (principal accounting officer)
Neil M. Ebner

/s/ Ashok Trivedi                              Co-Chairman, President and Director           August 31, 2000
---------------------------------
Ashok Trivedi

/s/ Ed Yourdon                                 Director                                      August 31, 2000
---------------------------------
Ed Yourdon

/s/ J. Gordon Garrett                          Director                                      August 31, 2000
---------------------------------
J. Gordon Garrett

/s/ Michel Berty                               Director                                      August 31, 2000
---------------------------------
Michel Berty


                                 EXHIBIT INDEX

Exhibit No.                                                                                 Reference               Page
-----------                                                                                 ---------               ----
 5.1             Opinion of Morgan, Lewis & Bockius LLP                                  Filed herewith              E-1

23.1             Consent of Arthur Andersen LLP                                          Filed herewith              E-2

23.2 Consent of Morgan, Lewis & Bockius LLP (included in its opinion filed as Exhibit 5.01)

24.1             Power of Attorney                                                       Previously filed